FOR IMMEDIATE RELEASE

CONTACT:

George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026 E-mail: ir@dssiinc.com

                     DATA SYSTEMS & SOFTWARE INC. ANNOUNCES
     RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004

Mahwah, New Jersey -November 12, 2004 -- Data Systems & Software Inc. (NASDAQ:
DSSI) today announced results for the quarter and nine months ended September 30, 2004.

         The decrease in sales in the first nine months of 2004, as compared to the same period in 2003, was due the inclusion of Comverge's sales of $4.7 million in the first quarter of 2003; commencing the second quarter of 2003 the Company no longer consolidated Comverge's operations. The increase in sales in the third quarter of 2004 was due to a $1 million increase in computer hardware sales, which was partially offset by a $0.1 million decrease in software consulting and development sales. The increase in computer hardware sales was primarily from increased sales to Databit's existing customers. The decrease in software consulting and development sales was due a decrease in development project revenues.
         The decrease in gross profits in the first nine months of 2004 as compared to the same period in 2003, was attributable to the inclusion of Comverge's gross profit of $1.3 million in the first quarter of 2003. This decrease was net of an increase in gross profit in both of the Company's consolidated segments. In the third quarter of 2004, gross profit and gross profit margins increased in both operating segments compared to the third quarter of 2003.
         The decrease in SMG&A in the first nine months of 2004, as compared to SMG&A in the first nine months of 2003, is attributable to the fact that the 2003 period included $2.2 million of Comverge's SMG&A and since the second quarter of 2003, we no longer consolidate Comverge's operations. The remaining decrease in SMG&A was also due to decreased corporate G&A and a decrease in SMG&A in our software consulting and development segment. The increase in SMG&A in the third quarter of 2004 as compared to third quarter of 2003 was primarily due to costs associated with the Company's contemplated transaction with Kardan, which was discontinued by Kardan in the third quarter of 2004. The equity loss in the third quarter and first nine months of 2004 was attributable to DSSI's Comverge investment, which the Company accounts for on an equity basis commencing the second quarter of 2003. DSSI's share of Comverge's net loss of $2.7 million and $6.9 million in the third quarter and first nine months of 2004 was $0.4 million and $1.1 million, respectively. Comverge's increased loss in both of the 2004 periods was primarily due to increased SMG&A expenses, which was primarily attributable to the marketing expenses associated with its new VPC programs and the deferral into the fourth quarter and future periods of certain revenues pending the completion of certain tests related to these programs.

         In addition, during the third quarter of 2004, DSSI sold a portion of its investment in Comverge, resulting in income of approximately $0.7 million.

         As of September 30, 2004 DSSI's shareholders' equity was $2.3 million, $0.2 million short of the $2.5 million minimum required for continued listing on the Nasdaq SmallCap Market. As a result, DSSI's securities may be delisted from The Nasdaq Stock Market. The Company intends to present to Nasdaq its plan for regaining and maintaining compliance with the minimum shareholders equity requirement.

         George Morgenstern, Chairman and Chief Executive Officer of DSSI commented: "We congratulate Comverge on its successful raising of $13.6 million in its most recent equity financing round. This is an additional vote of confidence by both its current and new shareholders in Comverge's business model and future. However, due to expenses associated with its VPC contracts and deferral of certain revenues into Q4 and future periods, our equity losses in Comverge continue to be the primary source of our net loss." Mr. Morgenstern added: "We are continuing to explore various alternatives to increase our shareholders equity and enhance value to our shareholders over the long term."

         DSSI is a provider of software consulting and development services, and is an authorized direct seller and value added reseller of computer hardware. In addition, its Comverge Inc. affiliate provides energy intelligence solutions to utilities. For more information, contact: George Morgenstern, CEO, (201) 529-2026, ir@dssiinc.com.

This press release includes forward-looking statements, which are subject to risks and uncertainties, including risks associated with (i) successful implementation of the Company's plan for financing its operations over the next 12 months, (ii) conditions in the computer hardware and IT solutions markets, and (iii) the Company's business generally. The Company may require additional liquidity to finance its US-based operating and corporate activities over the next 12 months. The Company is considering alternatives to increase shareholders' equity, provide additional liquidity for its operations and enhance shareholder value, including possible restructuring, merger or acquisition and/or financing transactions. There is no assurance that the Company will be able to complete such a transaction on a timely basis. There is no assurance that the Company will be able to regain and maintain the minimum shareholders equity required for continued listing on The Nasdaq Stock Market. Actual results may vary from those projected or implied by forward-looking statements in this release. A more complete discussion of risks and uncertainties which may affect the accuracy of these statements and the Company's business generally is included in "Business--Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

                                  Tables Follow

                  DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                      (in thousands, except per share data)

                                                                                                              As of
                                      ASSETS                                       As of December 31       September 30
                                                                                     -------------         -------------
Current assets:                                                                                             (unaudited)
     Cash and cash equivalents ..............................................        $       1,213         $         896
     Restricted cash ........................................................                  241                   241
     Accounts receivable, net ...............................................                7,053                 6,361
     Inventory ..............................................................                   88                    87
     Other current assets ...................................................                  661                   768
                                                                                     -------------         -------------
         Total current assets ...............................................                9,256                 8,353
                                                                                     -------------         -------------
Investment in Comverge, net .................................................                   68
Property and equipment, net .................................................                  814                   677
Other assets ................................................................                  613                   540
Funds in respect of employee termination benefits ...........................                2,379                 2,636
Goodwill ....................................................................                4,430                 4,236
Other intangible assets, net ................................................                  114                    85
                                                                                     -------------         -------------
         Total assets .......................................................        $      17,674         $      16,527
                                                                                     =============         =============

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short-term bank credit and current maturities of long-term debt ........        $       1,517         $       1,394
     Trade accounts payable .................................................                2,586                 2,315
     Accrued payroll, payroll taxes and social benefits .....................                1,451                 1,431
     Other current liabilities ..............................................                2,973                 2,064
                                                                                     -------------         -------------
         Total current liabilities ..........................................                8,527                 7,204
                                                                                     -------------         -------------
                                                                                                                   1,268
Investment in Comverge, net .................................................                   --
                                                                                     -------------         -------------
Long-term liabilities:
     Long-term debt .........................................................                  632                   241
     Other liabilities ......................................................                  227                    84
     Liability for employee termination benefits ............................                3,721                 4,088
                                                                                     -------------         -------------
            Total long-term liabilities .....................................                4,580                 4,413
                                                                                     -------------         -------------
Minority interests ..........................................................                1,367                 1,351
                                                                                     -------------         -------------
Shareholders' equity:
     Common stock - $0.01 par value per share:
         Authorized - 20,000,000 shares;
         Issued - 8,740,729 and 8,842,395 shares as of
            December 31, 2003 and September 30, 2004, respectively ..........                   87                    88
     Additional paid-in capital .............................................               39,595                39,685
     Warrants ...............................................................                  461                   461
     Stock-based deferred compensation ......................................                   --                   (64)
     Accumulated deficit ....................................................              (33,069)              (33,929)
Treasury stock, at cost - 838,704 and 820,704 shares at December 31, 2003 and
         June 30, 2004, respectively ........................................               (3,874)               (3,791)
     Accumulated other comprehensive loss ...................................                   --                  (159)
                                                                                     -------------         -------------
         Total shareholders' equity .........................................                3,200                 2,291
                                                                                     -------------         -------------
         Total liabilities and shareholders' equity .........................        $      17,674         $      16,527
                                                                                     =============         =============

                  DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES
                      Consolidated Statements Of Operations
                      (in thousands, except per share data)

                                                                          Nine months ended      Three months ended
                                                                            September 30,          September 30,
                                                                        --------------------    --------------------
                                                                          2003        2004       2003        2004
                                                                        --------    --------    --------    --------
Sales:
     Products .......................................................   $ 16,900    $ 13,157    $  3,779    $  4,764
     Services .......................................................      7,306       6,831       2,327       2,141
     Projects .......................................................      2,459       2,049         564         577
                                                                        --------    --------    --------    --------
           Total sales ..............................................     26,665      22,037       6,670       7,482
                                                                        --------    --------    --------    --------
Cost of sales:
     Products .......................................................     13,951      10,801       3,202       3,887
     Services .......................................................      5,082       5,049       1,665       1,670
     Projects .......................................................      2,087       1,655         601         469
                                                                        --------    --------    --------    --------
           Total cost of sales ......................................     21,120      17,505       5,468       6,026
                                                                        --------    --------    --------    --------
     Gross profit ...................................................      5,545       4,532       1,202       1,456

   Research and development expenses ................................        153          --          --          --
   Selling, marketing, general and administrative expenses ..........      8,345       5,496       1,982       2,168
                                                                        --------    --------    --------    --------
                                                                          (2,953)       (964)       (780)       (712)
Operating loss
Interest income .....................................................         42          79          15           2
Interest expense ....................................................       (714)       (125)        (68)        (39)
Other income (expense), net .........................................       (408)        239        (243)          2
                                                                        --------    --------    --------    --------
     Loss before taxes on income ....................................     (4,033)       (771)     (1,076)       (747)
Taxes on income .....................................................          7          17         (27)         37
                                                                        --------    --------    --------    --------
Loss from operations of the Company and its consolidated subsidiaries     (4,040)       (788)     (1,049)       (784)
Share of losses in Comverge .........................................     (1,161)     (1,066)       (611)       (382)
Gain on sale of shares in Comverge ..................................         --         705          --         705
Minority interests ..................................................        139         (59)         35         (11)
                                                                        --------    --------    --------    --------
       Net loss from continuing operations ..........................     (5,062)     (1,208)     (1,625)       (472)
Net income (loss) from discontinued operations, net of tax ..........        (38)        348          (4)         --
                                                                        --------    --------    --------    --------
       Net loss .....................................................     (5,100)       (860)     (1,629)       (472)
                                                                        --------    --------    --------    --------

Differences from translation of financial statements of subsidiaries          --        (159)         --          11
                                                                        --------    --------    --------    --------
       Comprehensive loss ...........................................   $ (5,100)   $ (1,019)   $ (1,629)   $   (461)
                                                                        ========    ========    ========    ========

Basic and diluted net income (loss) per share:
  Loss per share from continuing operations .........................   $  (0.66)   $  (0.15)   $  (0.21)   $  (0.06)
  Discontinued operations ...........................................         --          --        0.00          --
                                                                        --------    --------    --------    --------
  Basic and diluted net income (loss) per share .....................   $  (0.66)   $  (0.11)   $  (0.21)   $  (0.06)
                                                                        ========    ========    ========    ========
Weighted average number of shares outstanding:
        Basic and diluted ...........................................      7,680       7,927       7,894       7,936
                                                                        ========    ========    ========    ========